EXHIBIT 10(ii)

EXHIBIT NO. 10(ii) – SPECIAL TERMINATION AGREEMENT BETWEEN

MAF BANCORP, INC. AND JENNIFER EVANS

MAF BANCORP, INC.

SPECIAL TERMINATION AGREEMENT

This AGREEMENT is made effective as of June 1, 2004 by and between MAF Bancorp, Inc. (the “Holding Company”), a corporation organized under the laws of the State of Delaware, with its office at 55th & Holmes Avenue, Clarendon Hills, Illinois, and Jennifer Evans (the “Executive”). The term “Bank” refers to Mid America Bank, fsb, the wholly-owned subsidiary of the Company.

WHEREAS, the Holding Company recognizes the substantial experience and abilities of the Executive and the Holding Company wishes to protect his position therewith for the period provided in this Agreement; and

WHEREAS, Executive has been elected to, and has agreed to serve in the position of Senior Vice President-General Counsel for the Holding Company, a position of substantial responsibility which will require Executive to render legal, administrative and management services to the Holding Company such as are customarily performed by persons in a similar executive capacity.

NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1. TERM OF AGREEMENT.

The term of this Agreement shall be deemed to have commenced as of the date first written above and shall continue through December 31, 2006. At or near each anniversary date of the effective date as set forth above, the board of directors of the Holding Company (“Board”) may extend the Agreement an additional year. The Board will review the Agreement and the Executive’s performance annually for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting. In the event the Executive chooses not to renew the Agreement, the Executive shall provide the Holding Company with written notice at least ten (10) days and not more than twenty (20) days prior to such anniversary date. If either the Holding Company or the Executive chooses not to renew the Agreement for an additional period, the Agreement shall cease at the end of its remaining term unless the Executive’s employment is voluntarily or involuntarily terminated with the Holding Company pursuant to Section 2 hereof.

2. PAYMENTS TO EXECUTIVE UPON CHANGE IN CONTROL.

(a) Upon the occurrence of a Change in Control of the Holding Company (as herein defined) followed at any time during the term of this Agreement by the voluntary or involuntary termination of Executive’s employment, other than for Cause, as defined in Section 2(c) hereof, the provisions of Section 3 shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate his employment at any time during the term of this Agreement following any demotion, loss of title, office or significant authority, reduction in his annual compensation, or relocation of his principal place of employment by more than 50 miles from its location immediately prior to the Change in Control.

(b) Definition of a Change in Control. A “Change in Control” of the Bank or the Holding Company shall mean a change in control of a nature that:

(i) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(ii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Home Owners Loan Act of 1933 and the Rules and Regulations promulgated by the Office of Thrift Supervision (or its predecessor agency), as in effect on the date hereof including Section 574 of such regulations; or

(iii) without limitation, such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities or makes an offer to purchase securities of the Bank or Holding Company representing 20% or more of the Bank’s or Holding Company’s outstanding securities, except for any securities of the Bank purchased by the Holding Company in connection with the conversion of the Bank to the stock form and any securities purchased by the Bank’s employee stock ownership plan and trust; or (b) individuals who constitute the Board of Directors of the Holding Company on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company’s shareholders was approved by the Holding Company’s Nominating Committee, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) merger, consolidation or sale of all or substantially all the assets of the Bank or Holding Company occurs; or (d) a proxy statement shall be distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of the reorganization, merger or consolidation of the Holding Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the Plan are exchanged for or converted into cash or property or securities not issued by the Bank or Holding Company; or (e) a tender offer is made for 20% or more of the outstanding securities of the Bank or Holding Company.

However, notwithstanding anything contained in this section to the contrary, a Change in Control shall not be deemed to have occurred as a result of an event described in (i), (ii) or (iii) (a), (c) or (e) above which resulted from an acquisition or proposed acquisition of stock of the Holding Company by a person, as defined in the OTS’ Acquisition of Control Regulations (12 C.F.R. Section 574) (the “Control Regulations”), who was an executive officer of the Holding Company on January 19, 1990 and who has continued to serve as an executive officer of the Holding Company as of the date of the event described in (i), (ii) or (iii) (a), (c) or (e) above (an “incumbent officer”). In the event a group of individuals acting in concert satisfies the definition of “person” under the Control Regulations, the requirements of the preceding sentence shall be satisfied, and thus a change in control shall not be deemed to have occurred, if at least one individual in the group is an incumbent officer.

(c) Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause. The term “Termination for Cause” shall mean termination upon intentional failure to perform stated duties, personal dishonesty which results in loss to the Holding

Company or one of its affiliates or willful violation of any law, rule, regulation or final cease and desist order which results in substantial loss to the Holding Company or one of its affiliates or any material breach of this Agreement. For purposes of this Section, no act, or the failure to act, on Executive’s part shall be “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Holding Company or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause. Any stock options granted to Executive under any stock option plan of the Bank, the Holding Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

3. TERMINATION BENEFITS.

(a) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the voluntary or involuntary termination of Executive’s employment, other than for Termination for Cause, the Bank and the Holding Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to three (3) times the average annual compensation paid to Executive for the three (3) years immediately preceding Executive’s termination. For purposes of the preceding sentence: (a) compensation shall include only base salary plus payments made under the MAF Bancorp Executive Annual Incentive Plan; and (b) the base salary and annual incentive plan payments for any portion of the preceding three-year period during which Executive was not employed by the Company or the Bank shall be based on Executive’s annualized 2004 base salary and annual incentive plan bonus earned for 2004. At the discretion of Executive, upon an election pursuant to Section 3(e) hereof, such payment may be made in a lump sum immediately upon severance of Executive’s employment or paid, on a pro rata basis, semi-monthly during the thirty-six (36) months following Executive’s termination.

(b) Upon the occurrence of a Change in Control of the Bank or the Holding Company followed at any time during the term of this Agreement by Executive’s voluntary or involuntary termination of employment, other than for Termination for Cause, the Holding Company shall cause to be continued life, health and disability coverage substantially identical to the coverage maintained by the Bank for Executive and his or her dependents prior to his severance. Such coverage shall cease upon the earlier of Executive’s obtaining similar coverage by another employer or thirty-six (36) months from the date of Executive’s termination. In the event the Executive obtains new employment and receives less coverage for life, health or disability, the Holding Company shall provide coverage substantially identical to the coverage maintained by the Bank for the Executive and his or her dependents prior to termination for a period of thirty-six (36) months from the date of Executive’s termination.

(c) Upon the occurrence of a Change in Control, the Executive will have such rights as specified in the Holding Company’s stock option plans or any other employee benefit plan with respect to options and such other rights as may have been granted to Executive under such plans.

(d) [INTENTIONALLY LEFT BLANK]

(e) On an annual basis Executive shall elect whether, in the event amounts are payable under Sections 3(a) hereof, such amounts shall be paid in a lump sum or on a pro rata basis pursuant to such sections. Such election shall be irrevocable for the year for which such election is made.

(f) Notwithstanding the preceding paragraphs of this Section 3, in the event it shall be determined that any payment or distribution of any type to or for the benefit of the Executive by the Holding Company, any of its affiliates, or any person who acquires ownership or effective control of the Holding Company or ownership of a substantial portion of the Holding Company’s assets (within the meaning of Section 280G of the Code, and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is subject to the excise tax imposed by Section 4999 of the Code or any similar successor provision or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then, except in the case of a Deminimus Excess Amount (as described below), the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes imposed upon the Gross-Up Payment (including any federal, state and local income, payroll or excise taxes and any interest or penalties imposed with respect to such taxes), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments (not including any Gross-Up Payment).

In the event that the amount by which the present value of the Total Payments which constitute “parachute payments” (within the meaning of Section 280G of the Code)(the “Parachute Payments”) exceeds three (3) times the Executive’s “base amount” (within the meaning of Section 280G of the Code)(the “Base Amount”) is less than 3% of the amount determined under Section 3(a) of this Agreement, such excess shall be deemed to be a Deminimus Excess Amount and the Executive shall not be entitled to a Gross-Up Payment. In such an instance, the Parachute Payments shall be reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s Base Amount; provided that such reduction shall not be made unless the Non-Triggering Amount would be greater than the aggregate value of the Parachute Payments (without such reduction) minus the amount of Excise Tax required to be paid by Executive thereon. The reduction required hereby shall be made by reducing the amount payable under Section 3(a) of this Agreement.

All determinations as to the portion, if any, of the Total Payments which constitute Parachute Payments, whether a Gross-Up Payment is required, the amount of such Gross-Up Payment, the amount of any reduction, and any amounts relevant to the foregoing paragraphs of this Section 3(f) shall be made by an independent accounting firm selected by the Holding Company, which may be the accounting firm then regularly retained by the Holding Company (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations, regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Holding Company and the Executive, within five (5) days of a date of termination, if applicable, or such earlier time as is requested by the Holding Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). Any determination by the Accounting Firm shall be binding upon the Holding Company and the Executive. As a result of uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, or as a result of a subsequent determination by the Internal Revenue Service or a judicial authority, it is possible that the Holding Company should have made Gross-Up Payments

(“Underpayment”), or that Gross-Up Payments will have been made by the Holding Company which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of the Underpayment, the amount of such Underpayment shall be promptly paid by the Holding Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Holding Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Holding Company, and otherwise reasonably cooperate with the Holding Company to correct such Overpayment, including repayment of such Overpayment to the Holding Company.

4. NOTICE OF TERMINATION.

Any purported termination by the Holding Company or by Executive shall be communicated by Notice of Termination to the other party hereto.

For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given); provided that if, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

5. SOURCE OF PAYMENTS.

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Holding Company. The Holding Company guarantees payment and provision of all amounts and benefits due to the Executive under the Special Termination Agreement by and between the Bank and the Executive, if any amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Holding Company.

6. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Holding Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

7. NO ATTACHMENT.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Holding Company and their respective successors and assigns.

8. MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9. REINSTATEMENT OF BENEFITS UNDER BANK AGREEMENT.

In the event Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 USC Section 1818(e)(3)) or 8(g) (12 USC Section 1818(g)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, during the term of this Agreement and a Change in Control, as defined herein, occurs, the Holding Company will assume its obligation to pay and the Executive will be entitled to receive all of the termination benefits that may be provided under any special termination agreement between the Executive and the Bank, upon the notification of the Holding Company of the Bank’s receipt of a dismissal of charges in the Notice.

10. EFFECT OF ACTION UNDER BANK AGREEMENT.

Notwithstanding any provision herein to the contrary, to the extent that payments and benefits are paid to or received by Executive under a special termination agreement between Executive and Bank, such payments and benefits paid by the Bank will be deemed to satisfy the corresponding obligations of the Holding Company under this Agreement.

11. SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12. HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

13. GOVERNING LAW.

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware.

14. ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

15. PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Holding Company, if the Executive is successful in any material part. Such payments are guaranteed by the Company pursuant to Section 5 hereof.

16. SIGNATURES.

IN WITNESS WHEREOF, the Holding Company has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, on the 1st day of June 2004.

Attest:	MAF BANCORP, INC.

/s/ Carolyn Pihera	By:	/s/ Allen H. Koranda
Corporate Secretary		Chief Executive Officer

WITNESS:

/s/ Michael J. Janssen		/s/ Jennifer Evans
Executive

Seal